FOR IMMEDIATE RELEASE- Thursday, May 8, 2003


Media Contact:
Charles J. Scimeca
Coast to Coast Financial Group, Inc.
(561) 441-6217
info@streetreports.com


       COLMENA CORP. ANNOUNCES TERMINATION OF LETTER OF INTENT TO ACQUIRE
                           MATRIX INTERNATIONAL, INC.

BOCA RATON, Fla., May 8, 2003 - Colmena Corp. (OTCBB: CLME), a publicly held Delaware corporation headquartered in Boca Raton, Florida, with a class of securities registered under Section 12(g) of the Exchange Act, today announced that on May 5, 2003, it received a letter from Mr. John Muczko on behalf of the Global Group and Matrix International, Inc. terminating the February 21, 2003 letter of intent with Colmena. Colmena believes that given the nature of the global homeland defense industry, Global and Matrix were not able to provide certain documents that Colmena would need to disclose as part of its reporting obligations under the securities laws.

Colmena is continuing negotiations with other parties concerning potential acquisitions and will promptly announce any developments that result in a letter of intent.

Further information about Colmena can be found at www.colmenacorp.com.

This release is comprised of interrelated information that must be interpreted in the context of all of the information provided, and care should be exercised not to consider portions of this release out of context. This release contains certain "forward-looking statements and information" (as defined in the Private Securities Litigation Reform Act of 1995) concerning Colmena that are based on the beliefs of Colmena's management, as well as assumptions made by and information currently available to Colmena. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Colmena's filings with the Securities and Exchange Commission.




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